EXHIBIT 10.2

EXE TECHNOLOGIES, INC.
THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Third Amendment to Amended and Restated Employment Agreement (this “Amendment”) shall be effective as of January 1, 2003 by and between Mark R. Weaser (the “Employee”) and EXE Technologies, Inc. (the “Company”) and amends that certain Amended and Restated Employment Agreement dated as of October 18, 2000 (the “Agreement”) between the Employee and the Company.

     WHEREAS, the parties desire to amend the Agreement to reflect certain changes, in accordance with the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound herby, the parties agree as follows:

     1.     Definitions. All capitalized terms used in this Amendment shall have the same meaning as those contained in the Agreement unless otherwise defined herein.

     2.     Schedule A. Employment and Compensation.

          Schedule A-1 shall be amended to include the following stock option grants, each grant reflects the one for seven reverse stock split that was effective on January 2, 2003:

          OPTION GRANT A:
          An incentive stock option to purchase 7,143 shares of Common Stock of the Company was granted to the Employee on February 6, 2001. The exercise price is $87.50 per share. The vesting is as follows:

(a) 1,785 shares on the first anniversary date following February 6, 2001; and

(b) the remaining 5,358 shares vest on a pro-rata basis over a thirty six month period on the last date of each month following February, 2002.

          OPTION GRANT B:
          An incentive stock option to purchase 14,285 shares of Common Stock of the Company was granted to the Employee on November 2, 2001. The exercise price is $16.87 per share. The shares vest on a pro-rata basis over a thirty six month period on the last date of each month beginning with November, 2001.

          OPTION GRANT C:
          An incentive stock option to purchase 14,286 shares of Common Stock of the Company was granted to the Employee on August 6, 2002. The exercise price is $7.91 per share. The vesting is as follows:

(a) 3,571 shares on the first anniversary date following August 2, 2002; and

(b) the remaining 10,715 shares vest on a pro-rata basis over a thirty six month period on the last date of each month following August, 2003.

     3.     Schedule E. NON SALARY CONSIDERATION (Singapore Domicile)

The parties acknowledge that the Employer shall pay an annual medical claim of S$1200 per each of

Employee’s immediate family members.

     4.     Miscellaneous. The Agreement shall remain in full force and effect, subject only to the changes herein specified. The Agreement, as modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings and/or written or oral agreements between them. All references to the Agreement in any other documents shall mean the Agreement as amended hereby and from time to time hereafter in writing. This Amendment shall be governed by the laws of the State of Texas, without regard to the principles of conflicts of laws of any jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

EMPLOYEE:	EXE TECHNOLOGIES, INC.

By:
Mark R. Weaser

Title: